EXHIBIT 24


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this Form 10-K of our report dated August 29, 1995. It should be noted that we have not audited any financial statements of the Company Subsequent to July 1, 1995 or performed any audit procedures subsequent to the date of our report.


/s/Arthur Andersen, LLP
Arthur Andersen, LLP


Minneapolis, Minnesota
September 26, 1995